Exhibit 99.2

EMPIRE RESORTS, INC. ANNOUNCES SERIES OF TRANSACTIONS

TO STRENGTHEN FINANCIAL POSITION

Monticello, New York, December 28, 2017—Empire Resorts, Inc. (NASDAQ-GM:NYNY) (“Empire” and, together with its subsidiaries, the “Company”) announced that Kien Huat Realty III Limited (“Kien Huat”), Empire’s largest stockholder, agreed to exchange a Company promissory note it holds with an outstanding balance of approximately $36.166 million for approximately 1,380,000 shares of Empire common stock in full satisfaction of such outstanding promissory note. The exchange of such promissory note was based on the volume-weighted average price of Empire’s common stock during the preceding 30-day period, which was $26.21.

The exchange of this outstanding loan due to Kien Huat for common stock of Empire was a condition of a $20 million loan Empire obtained from Bangkok Bank PCL, New York Branch (“Bangkok Bank”), in support of the Company’s existing obligations to make an additional $9.9 million equity investment into a subsidiary that is developing Resorts World Catskills and the related development projects in Sullivan County, New York. The remaining balance of the new loan from Bangkok Bank will be available for the general corporate purposes of the Company. In further support of the loan transaction with Bangkok Bank, Kien Huat agreed to make available to Empire a loan in the amount of $20 million, the proceeds of which can only be drawn and used for purposes of repaying the Bangkok Bank loan in the event Empire is not otherwise able to repay such loan.

In connection with these transactions, Empire and Kien Huat terminated Kien Huat’s commitment to provide a $35 million backstop if Empire commenced another rights offering on the same terms as the rights offering commenced in January 2016. The proceeds of such rights offering were also intended to provide the Company with equity capital in support of Resorts World Catskills and the related development projects and the general corporate purposes of the Company. Furthermore, Kien Huat extended for an additional year its agreement not to engage in a going-private transaction with Empire without the prior approval of the majority of Empire’s minority shareholders and a majority of the disinterested directors of Empire such that this restriction now covers a period ending on or about February 2020.

About the Company

The Company was awarded a gaming facility license by the New York State Gaming Commission to develop and operate a resort casino to be located at the site of a four-season destination resort being developed in the Town of Thompson in Sullivan County, approximately 90 miles from New York City. The Company is the sole holder of a gaming facility license in the Hudson Valley-Catskills Area, which consists of Columbia, Delaware, Dutchess, Greene, Orange, Sullivan and Ulster counties in New York State.

Resorts World Casino Catskills will include an 18-story casino, hotel and entertainment complex with approximately 100,000 square feet of casino floor, over 100 table games, 2,150 state of the art slot machines, a poker room and private gaming salons. Guest amenities will include 332 all-suite luxury rooms, which include 12 penthouse suites, 8 garden suites and 7 two-story villas, two indoor pools, a spa and fitness center — all designed to meet 5-star and 5-diamond standards. Guests will be able to choose from over 10 varied bar and restaurant experiences, including fine dining, and an Italian steakhouse created by celebrity chef Scott Conant. Guest can also enjoy year-round live entertainment at the over 2,000-seat event center, casino bars, restaurants and lounges.

The destination resort in which Resorts World Casino Catskills is located also will include an entertainment village providing additional entertainment, food and accommodations and a Rees Jones-redesigned golf course, both of which are being developed by subsidiaries of Empire. In addition, the destination resort will include an indoor waterpark lodge.

The Company also owns and operates Monticello Casino and Raceway, a 45,000-square foot video gaming machine and harness horseracing facility located in Monticello, New York, approximately 90 miles northwest of New York City.

Further information about the Company is available at www.empireresorts.com, www.rwcatskills.com and www.monticellocasinoandraceway.com.

Contact:

Charles A. Degliomini

Executive Vice President

(845) 807-0001

cdegliomini@empireresorts.com